Franklin Financial Corporation Announces Results of Stock Offering and
Expected Timing of Completion of Conversion and Commencement of Trading

Richmond, VA – April 25, 2011 – Franklin Financial Corporation (the “Company”), the proposed holding company for Franklin Federal Savings Bank (“Franklin Federal”), announced today that the Company has completed the subscription and community offering in connection with the mutual to stock conversion of Franklin Financial Corporation MHC (“Franklin MHC”).  The offering was oversubscribed and will close at the adjusted maximum of the offering range.  The Company expects to complete the transaction on Wednesday, April 27, 2011, and shares of the Company are expected to begin trading on the NASDAQ Global Market on Thursday, April 28, 2011 under the symbol “FRNK.”  The closing of the transaction remains subject to the satisfaction of customary closing conditions.

As a result of the conversion and offering, Franklin MHC will cease to exist and Franklin Financial Corporation will become the parent holding company of Franklin Federal and will be wholly owned by public stockholders.

Upon closing, the Company will issue 13,886,250 shares of common stock to subscribers in the offering (including tax-qualified employee benefit plans) at the offering price of $10.00 per share.  Additionally, the Company will contribute $1.39 million in cash and 416,588 shares of common stock to The Franklin Federal Foundation.  The total number of shares of common stock outstanding upon completion of the offering will be 14,302,838 shares.

Richard T. Wheeler, Jr., Chairman, President and Chief Executive Officer of the Company and Franklin Federal, said, “We are proud to be able to offer ownership of our company to many of our long-time depositors and employees who have made Franklin Federal a success.  We appreciate their support and commitment.”

The offering was oversubscribed by the eligible account holders of Franklin Federal, i.e., depositors having eligible accounts as of September 30, 2009.  Accordingly, eligible account holders will have valid orders filled in accordance with the allocation procedures set forth in the Plan of Conversion and described in the prospectus.  The Franklin Federal Employee Stock Ownership Plan’s order of 1,144,227 shares of common stock will also be satisfied in full. Supplemental eligible account holders as of December 31, 2010 and other individuals who placed orders in the subscription and community offering will not have their orders filled and will have their funds returned with interest.

Eligible account holders who placed orders for stock who would like to confirm their allocations may contact the Company’s Conversion Center at (804) 967-7020, which will be open from 10:00 a.m. to 5:00 p.m., Eastern time, on Tuesday, April 26, 2011 and Wednesday, April 27, 2011 for this purpose.  Stock certificates and subscription refunds will be processed promptly after the close of the transaction.

Kilpatrick Townsend & Stockton LLP served as counsel to the Company in connection with the conversion and the offering.  Sandler O’Neill + Partners, L.P. acted as financial advisor to the Company and managed the subscription and community offering.

As of December 31, 2010, Franklin MHC had $980.7 million in assets, $653.1 million in deposits and $129.5 million in total net worth. Franklin Federal operates out of eight offices located in the city of Richmond and the counties of Henrico, Chesterfield and Hanover, Virginia.

This news release contains certain forward-looking statements about the proposed conversion and stock offering of the Company. These include statements regarding the anticipated completion date of the stock offering, the trading market for the shares of common stock, the mailing of stock certificates and the processing of subscription refunds.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include, but are not limited to, delays in consummation of the conversion and offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the businesses in which Franklin Financial Corporation and Franklin Federal Savings Bank are engaged.

A registration statement relating to the conversion and these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock of Franklin Financial Corporation are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Contact:	P. Barrett Wheeler Vice President, Director of Accounting Policy and Shareholder Reporting (804) 967-7000